Exhibit 99.2

PRESS RELEASE

CUI Global Agrees To Sell Power Business To Bel Fuse

- CUI Global Retains Investment in Virtual Power Systems -

Company Release - 11/11/2019 7:30 AM ET

TUALATIN, Ore. and JERSEY CITY, N.J., Nov. 11, 2019 /PRNewswire/ -- CUI Global, Inc. (Nasdaq: CUI) ("CUI Global") and Bel Fuse Inc. (Nasdaq: BELFA and Nasdaq: BELFB) ("Bel") today announced that the two companies have entered into an asset purchase agreement (the "Agreement") under which CUI Global will sell the majority of its Power business (the "CUI Power Business") to Bel for $32.0 million, plus the assumption of certain liabilities and subject to closing working capital adjustments.  The CUI Power Business is a division within CUI Global's Power and Electromechanical ("P&EM") segment.

Excluded from the Agreement is CUI Global's approximate 20% equity interest in Virtual Power Systems (VPS) related to the Intelligent Control of Energy® (ICE) product line for data centers based on VPS' proprietary Software Defined Power® (SDP) infrastructure.

Jim O'Neil, CEO of CUI Global, stated, "This transaction unlocks the substantial value in our P&EM segment and is an important step in our transformation into a diversified energy services platform that is grounded in our existing product portfolio and gas infrastructure capabilities. With this divestiture behind us, we move forward with an aggressive and disciplined acquisition strategy to tap into secular demand trends in the electric power, oil and gas, and telecommunication infrastructure industries for long-term shareholder value creation."

Daniel Bernstein, CEO of Bel, said, "The CUI Power Business' extensive product portfolio and distribution channel fits squarely within our growth strategy. Their product portfolio will round out Bel's current Power Products offering, allowing us to better address all our customer power needs.  In addition, we look forward to utilizing CUI's success with the electronic catalog distributors throughout the Bel\Cinch product groups and capitalizing on CUI's enviable strong relationship with these distributors. Electronic Catalog Distributors are playing a vital role in demand creation, and over the past 4 years this segment has been our fastest growing business. The combination of Bel and the CUI Power Business will substantially strengthen our Power Group and unite complementary capabilities, sales channels and customer relationships.

B. Riley FBR, Inc. acted as exclusive financial advisor to CUI Global in this transaction.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies to create a diversified energy services platform. CUI Global's Energy business, Orbital Gas Systems is a leader in innovative gas solutions with more than 30 years of experience in design, installation and the commissioning of industrial gas sampling, measurement and delivery systems providing solutions to the energy, power and processing markets.  Orbital Gas Systems manufactures and delivers a broad range of technologies including environmental monitoring, gas metering, process control, telemetry, gas sampling and BioMethane. As a publicly traded company, shareholders can participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most important, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit: http://www.cuiglobal.com

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits. These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries. Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies). The Company operates facilities around the world.

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

CUI Global External Investor Relations Counsel:
LHA Investor Relations
Sanjay M. Hurry
T: 212-838-3777
cuiglobal@lhai.com

Bel Investor Relations Contact:
Darrow Associates
Peter Seltzberg, Managing Director
T: 516-419-9915
pseltzberg@darrowir.com

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SOURCE CUI Global, Inc.